Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2020 Second Quarter Financial Results

-- Net income of $1.2 million driven by 6.7% revenue growth from prior year period and 18.3% operating margin --

New Prague, Minnesota – February 11, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2019 (“Q2 FY 2020”).

Q2 FY 2020 Highlights

●	Net revenue increased 6.7% to $8.5 million from $8.0 million for the three months ended December 31, 2018 (“Q2 FY 2019”).

●	Operating margin improved to 18.3% from 8.4% in Q2 FY 2019.

●	Operating income grew 132.1% to $1.6 million from $0.7 million in Q2 FY 2019.

●	Net income rose 211.4% to $1.2 million, or $0.14 per diluted share, from $0.4 million, or $0.04 per diluted share, in Q2 FY 2019.

●	Cash flow from operating activities increased to $1.4 million from $0.5 million in Q2 FY 2019.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We delivered another strong bottom-line performance in the second quarter, with net income of approximately $1.2 million, driven by year-over-year revenue growth of 6.7% and significant operating margin improvement to 18.3%.  This quarter we produced $938,000 of annualized homecare revenue per direct field sales employee, exceeding our target productivity range of between $750,000 and $850,000.  Our institutional business continued to perform well, with second quarter revenue up 22.8% year-over-year. Overall, we are very pleased with the execution of our organic growth strategy in the first half of fiscal 2020.”

Ms. Skarvan continued, “For the remainder of the fiscal year, we plan to increase investment on clinical studies, new product development and sales staff expansion to reach our previously disclosed target of 38 direct field sales employees.  We believe these investments will help us achieve low double-digit revenue growth and operating margin improvement over the long term.  An increasing number of physicians and patients are embracing the benefits of high frequency chest wall oscillation therapy with our SmartVest® Airway Clearance device, particularly in the large, underpenetrated bronchiectasis market, underpinning our enthusiasm for growth.”

Q2 FY 2020 Review

Net revenue increased 6.7% to $8.5 million, from $8.0 million in Q2 FY 2019, primarily driven by higher home care revenue.  Home care revenue rose 4.6% to $7.7 million from $7.3 million in Q2 FY 2019, primarily due to a higher average allowable based on payer mix and improved productivity.  Field sales employees totaled 40, of which 34 were direct sales, at the end of Q2 FY 2020, compared to 38 at the end of Q1 FY 2020, of which 32 were direct sales, and 52 at the end of Q2 FY 2019, of which 44 were direct sales.  Institutional revenue increased 22.8% to $494,000 from $402,000 in Q2 FY 2019, primarily due to a higher average selling price per device compared to the prior fiscal year.  In Q1 FY 2020 the Company began selling to home medical equipment distributors who in turn sell the SmartVest System in the U.S. home care market.  Revenue from home medical equipment distributors totaled $131,000 during Q2 FY 2020.

Gross profit increased 10.1% to $6.7 million, or 78.1% of net revenue, from $6.1 million, or 75.7% of net revenue, in Q2 FY 2019.  The increase in gross profit resulted primarily from an increase in home care revenue.  The increase in gross profit as a percentage of net revenue was driven by a higher average allowable based on payer mix compared to the same period of the prior year.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $5.1 million, or 59.8% of net revenue, compared with $5.4 million, or 67.2% of net revenue, in Q2 FY 2019.  SG&A expenses decreased by $185,000 to $5.0 million from $5.1 million in Q2 FY 2019, primarily reflecting lower payroll and compensation expenses due to a lower number of employees in sales and administrative roles.  As a percentage of revenue, SG&A expenses improved to 58.1% compared to 64.3% in the same period in the prior year, reflecting fewer employees and open positions in sales and administrative roles.  R&D expenses decreased to $143,000, from $238,000 in Q2 FY 2019.

Operating income totaled $1.6 million, compared to $0.7 million in Q2 FY 2019.

Net income before income taxes totaled $1.6 million compared to $0.7 million in Q2 FY 2019.

Net income equaled $1.2 million, or $0.14 per diluted share, compared to $0.4 million, or $0.04 per diluted share, in Q2 FY 2019.  In Q2 FY 2020, income tax expense totaled $419,000, compared to $311,000 in the same period of the prior year.

Year-to-Date FY 2020 Summary

For the six months ended December 31, 2019, net revenue grew 10.2% to $16.8 million, from $15.3 million in the same period of fiscal 2019.  Gross margins were 77.3%, compared to 75.9% in the prior fiscal year period, while net income was approximately $2.2 million, or $0.25 per diluted share, compared to approximately $0.5 million, or $0.06 per diluted share, in the first six months of fiscal 2019.

Financial Condition

The Company’s balance sheet at December 31, 2019 included cash of $9.2 million, no debt, working capital of $23.3 million, and shareholders’ equity of $28.5 million.

Conference Call

Management will host a conference call on February 12, 2020 at 7:30 am CT (8:30 am ET) to discuss Q2 FY 2020 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)
●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/34587/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992.  Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.
Condensed Balance Sheets

	December 31, 2019	June 30, 2019
	(Unaudited)
Assets
Current Assets
Cash	$9,206,722	$7,807,928
Accounts receivable (net of allowances for doubtful accounts of $45,000)	12,718,220	12,760,042
Contract assets	1,190,810	995,847
Inventories	2,651,420	2,622,000
Prepaid expenses and other current assets	313,436	353,214
Income taxes receivable	206,489	—
Total current assets	26,287,097	24,539,031
Property and equipment, net	3,914,934	3,604,744
Finite-life intangible assets, net	552,093	581,413
Other assets	122,057	45,044
Deferred income taxes	611,000	629,000
Total assets	$31,487,181	$29,399,232

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$82,938	$30,320
Accounts payable	610,610	586,575
Accrued compensation	1,202,694	1,404,662
Income taxes payable	—	288,511
Warranty reserve	770,000	810,000
Other accrued liabilities	327,531	530,453
Total current liabilities	2,993,773	3,650,521
Other long-term liabilities	39,628	14,737
Total liabilities	3,033,401	3,665,258

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,478,448 and 8,408,351 issued and outstanding at December 31, 2019 and June 30, 2019, respectively	84,784	84,084
Additional paid-in capital	16,647,320	16,127,826
Retained earnings	11,721,676	9,522,064
Total shareholders’ equity	28,453,780	25,733,974
Total liabilities and shareholders’ equity	$31,487,181	$29,399,232

Electromed, Inc.
Condensed Statements of Operations (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2019	2018	2019	2018
Net revenues	$8,546,942	$8,012,487	$16,849,440	$15,288,370
Cost of revenues	1,871,434	1,950,040	3,831,584	3,683,039
Gross profit	6,675,508	6,062,447	13,017,856	11,605,331

Operating expenses
Selling, general and administrative	4,965,053	5,149,613	9,859,858	10,422,598
Research and development	143,477	237,838	242,414	306,028
Total operating expenses	5,108,530	5,387,451	10,102,272	10,728,626
Operating income	1,566,978	674,996	2,915,584	876,705

Interest income, net	37,078	16,521	77,028	29,974
Net income before income taxes	1,604,056	691,517	2,992,612	906,679

Income tax expense	419,000	311,000	793,000	369,000
Net income	$1,185,056	$380,517	$2,199,612	$537,679

Income per share:
Basic	$0.14	$0.05	$0.26	$0.06
Diluted	$0.14	$0.04	$0.25	$0.06

Weighted-average common shares outstanding:
Basic	8,390,125	8,298,861	8,384,807	8,279,493
Diluted	8,759,143	8,669,739	8,698,168	8,658,346

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$2,199,612	$537,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	318,982	329,947
Amortization of finite-life intangible assets	60,219	59,863
Amortization of debt issuance costs	—	1,958
Share-based compensation expense	444,258	500,745
Deferred income taxes	18,000	3,000
Loss on disposal of property and equipment	1,294	1,198
Changes in operating assets and liabilities:
Accounts receivable	41,822	(126,158)
Contract assets	(194,963)	(5,468)
Inventories	(19,448)	(242,459)
Prepaid expenses and other assets	76,213	513,702
Income tax receivable	(206,489)	(24,860)
Income tax payable	(288,511)	(397,390)
Accounts payable and accrued liabilities	(427,390)	(331,168)
Net cash provided by operating activities	2,023,599	820,589

Cash Flows From Investing Activities
Expenditures for property and equipment	(669,842)	(122,337)
Expenditures for finite-life intangible assets	(30,899)	(28,794)
Net cash used in investing activities	(700,741)	(151,131)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	—	(1,103,001)
Issuance of common stock upon exercise of options	75,936	188,821
Net cash provided by (used in) financing activities	75,936	(914,180)
Net increase (decrease) in cash	1,398,794	(244,722)
Cash
Beginning of period	7,807,928	7,455,844
End of period	$9,206,722	$7,211,122

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